Exhibit 10.1

Blake Grayson

Dear Blake:

We are very excited at the prospect of having you join The Trade Desk!

Your employment with us will be governed by a separate employment agreement. This offer letter summarizes the terms and conditions of your employment offer, but the terms of your employment agreement will prevail against any conflicts between this offer letter and your employment agreement.

The terms and conditions of your employment will be as follows:

1.	Start date. December 16, 2019 or as otherwise mutually agreed with our Chief Executive Officer.

2.

Position. You will be our Chief Financial Officer (CFO) reporting to our Chief Executive Officer.  The company requires that, as a full-time employee, you devote your full business time, attention, skill and efforts to the duties of your position as assigned by the company.  If you wish to provide services (for compensation or not) to any other business while employed by the company, please discuss that with your supervisor prior to accepting another position.

3.

Cash Compensation. Your salary will be at a rate of $500,000 per year, payable in accordance with the company’s normal payroll and withholding practices, although your salary is subject to change from time to time during your employment at the discretion of the Compensation Committee of our Board of Directors.

Your 2019 target bonus will be $500,000, prorated from your actual start date. The 2019 bonus is based solely on the company’s revenue performance.

4.

Equity compensation.  We will recommend to the Board of Directors that you receive an $5.0MM New-Hire Award + $2.5MM 2019 Annual Award, in the form of 50% stock options and 50% RSUs in our Class A Common Stock.  Additionally, we will recommend to the Board of Directors that you receive a 2020 annual grant consistent with that received by other Executives of the Company.  The exercise price and quantities will be determined based upon our stock price and the Black-Scholes value of our stock options at the time your equity award is approved, typically within a week of your start date.  Your RSU award will vest over a period of four years, with 25% vesting on each anniversary of your start date.  Your option award will also vest over a period of four years, with 25% vesting on the first anniversary of your start date with monthly vesting thereafter.  The equity grant will be made pursuant to the terms and conditions of the company’s 2016 Incentive Award Plan (the “Plan”) and the associated equity award agreement that the company requires.

Equity grants must be approved by our Board of Directors or its delegates, which meet periodically to address such grants. Your award will not be granted until it has been so approved, but your vesting will start as of your employment start date. Once approved, we will enter into an equity award agreement that will capture the terms set forth in this paragraph and will supersede this offer letter with respect to the terms of your award.

The company may from time to time during your employment and in its discretion make additional equity awards. Any additional awards will be subject to the approval of the Board of Directors or its delegates and you will not be entitled to any additional award unless and until we enter into a written agreement providing for such award.

5.

Signing Bonus. You will receive a lump sum cash Signing Bonus of $500,000 payable during the first regular payroll in 2020. You shall repay the gross amount of the signing bonus, if, prior to six months of your employment start date, you voluntarily terminate your employment.  Repayment shall be due within ninety (90) days after your date of employment termination.  The Signing Bonus is subject to customary income tax withholdings.

6.

Relocation. We will reimburse you for relocation and temporary housing expenses up to a cap of $100,000, to complete your relocation within 12 months of acceptance to an area within 50 miles of the Ventura, CA office.  In the event that you voluntarily terminate your employment within a year from your relocation date to Ventura, CA, you agree that you will repay the full amount of the reimbursements.

7.	Compensation Upon Termination. Will be addressed by separate employment agreement previously provided to you.

8.

Other Benefits. You will be eligible to receive other benefits, including health plans, paid time off and the like, that are generally offered to company employees in accordance with the terms of such benefit plans and programs. Such programs are subject to change from time to time in the company’s discretion.

You will be named in the Company’s Directors and Officers (D&O) and Errors and Omissions (E&O) insurance policies.

9.

Location and Hours. Initially, you will work primarily out of our Seattle office although you may be required to travel from time to time to fulfill your duties.  The company’s normal working hours are generally from 9:00 am to 6:00 pm, Monday through Friday however, as an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments without additional compensation.

10.

Use of Confidential Information and Employee Confidentiality, Inventions and Use of Likeness Agreement.  Your employment is contingent upon your execution of the company’s standard Employee Confidentiality, Inventions and Use of Likeness Agreement (the “Employee Confidentiality Agreement”).  While working for us, you will be expected not to use or disclose any confidential information or trade secrets of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within these guidelines but if you no longer believe that to be the case, please notify the company immediately.

11.

Verification of Information. Your employment may be conditioned upon the company’s confirmation of information you provided during the recruiting and interview process, as well as a general background check performed by the company to confirm your suitability for employment.  You confirm that all information that you have provided to the company is true, you give the company permission to investigate your personal and employment history and to contact prior employers or government agencies for information about you.  Until you have been informed by the company that such checks have been completed, you may wish to defer reliance on this offer.  Further, you expressly release the company from any claim or cause of action arising out of the company’s verification of such information or conducting the background check.

12.

Immigration Act Compliance.  As a condition of your employment, you will be required to furnish all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.  Details as to the required documentation will be provided once your employment begins.

13.

No Conflict.  By signing this letter agreement, you confirm to the company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the company.

14.

Miscellaneous.  This letter, together with your individual employment agreement, and the other agreements referenced herein or therein set forth the entire understanding between us and supersede any prior discussions or agreements regarding your employment.  There are no terms, conditions, representations, warranties or covenants relating to your employment or any equity interest in the company other than those contained or referred to herein.   As used in this letter, references to “the company,” “we” or “our” refers to The Trade Desk, Inc. or any affiliated entities as appropriate.  This letter will be governed by the law of the State of your California (as of the date of execution), without regard to conflicts of laws provisions.

Our offer is contingent on the approval of the Board of Directors or its delegates, you starting on your Start Date, and your understanding and agreement, as evidenced by your signing below, that you will execute the Employee Confidentiality Agreement as a prerequisite to beginning your employment.

Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter.  Please feel free to call me if you have any questions.

We are very excited that you have chosen to join the Trade Desk team, and I look forward to working with you toward our mutual success.

Sincerely,

The Trade Desk, Inc.

/s/ Jeff Green
Jeff Green, Chief Executive Officer

Agreed and Accepted by Candidate:

/s/ Blake Grayson	October 29, 2019
Blake Grayson	Date